Exhibit 99.1

Catasys to Increase Enrollment for OnTrak-A in Eight States with Leading National Health Insurance Plan

●	Enhancements to Data Feed will unlock full potential of OnTrak-A across all 8 states
●	OnTrak-A enrollment already launched in six states; and preparing to launch in Massachusetts and Texas
●	New data shows eligible lives under OnTrak-A are 50 percent greater than previously believed

LOS ANGELES, June 1, 2017 /PRNewswire/ -- Catasys, Inc. (NASDAQ: CATS) a provider of proprietary predictive analytics and integrated treatment solutions to health insurance plans, announced today that it is now receiving all of the member data expected from a leading national health insurance plan, which will allow the Company to fully ramp enrollment for OnTrak-A in the eight contracted states. OnTrak-A has already launched in six of the eight states, which will enable rapid utilization of the new data. OnTrak-A contracts currently cover commercial and Medicare members with Substance Use Disorders (SUD) in all states and Anxiety in certain states.

The previously announced data issues on the customer’s end, which prevented Catasys from properly identifying members, have been resolved. The data feed from the customer had previously been operating at what Catasys believed to be approximately 5 to 10 percent of capacity. However, with the complete data now available, Catasys believes the eligible lives included in this customer’s member population is approximately 50 percent higher than anticipated. Despite the limitations of this program over the last year, Catasys was still able to generate $8.5 million in total cash receipts for 2016. Obviously, this speaks well for the coming quarters and years.

The customer and Catasys have run a battery of tests over the past couple of weeks to confirm that the issue is resolved and the data feed is now operating correctly. OnTrak-A currently covers members in Illinois, Kansas, Missouri, New Jersey, Oklahoma and Pennsylvania, and is in the process of launching in Texas and Massachusetts. With approximately 23 million medical members in total across the U.S., this health insurance plan is currently one of the largest OnTrak customers.

“We are excited to put this customer’s data issues behind us and start towards fully ramping enrollment for the OnTrak-A program. As one of our largest member populations to date, we believe there is significant revenue growth opportunity now that we have the needed data from the customer. We look forward to ramping the enrollment of this population to 20% of the eligible lives,” said Rick Anderson, Catasys President and COO.

“Our relationship with this national health insurance plan remains strong and while working through their data challenges we have continued to build our relationship. Just a few months ago we announced expanding the OnTrak-A program into Texas and Massachusetts for commercial and Medicare members suffering from substance use disorders. We believe that moving past the data issues will allow us to expand the program into more states and our other behavioral health disorders, including anxiety and depression,” continued Mr. Anderson.

Catasys’ OnTrak program is designed to improve patient health while lowering costs to the insurer for underserved populations in which behavioral health conditions are exacerbating co-existing medical conditions. OnTrak has demonstrated effectiveness with a 50 percent reduction in health care costs for members enrolled in the program as well as reductions in hospital days, ambulance usage, emergency room visits and more thorough identification, engagement and treatment. Catasys currently operates programs in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin.

About Catasys, Inc.

Catasys, Inc. provides big data based analytics and predictive modeling driven behavioral healthcare services to health plans and their members through its OnTrak solution. Catasys' OnTrak solution--contracted with a growing number of national and regional health plans--is designed to improve member health and, at the same time, lower costs to the insurer for underserved populations where behavioral health conditions cause or exacerbate co-existing medical conditions. The solution utilizes proprietary analytics and proprietary enrollment, engagement and behavioral modification capabilities to assist members who otherwise do not seek care through a patient-centric treatment that integrates evidence-based medical and psychosocial interventions along with care coaching in a 52-week outpatient treatment solution.

OnTrak is currently improving member health and, at the same time, is demonstrating reduced inpatient and emergency room utilization, driving a more than 50 percent reduction in total health insurers' costs for enrolled members. OnTrak is currently available to members of several leading health plans in Florida, Georgia, Illinois, Kansas, Kentucky, Louisiana, Massachusetts, Missouri, New Jersey, North Carolina, Oklahoma, Pennsylvania, South Carolina, Tennessee, Texas, Virginia, West Virginia and Wisconsin. For further information, please visit catasys.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward-looking and made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control that may cause actual results to differ materially from stated expectations. These risk factors include, among others, changes in regulations or issuance of new regulations or interpretations, limited operating history, our inability to execute our business plan, increase our revenue and achieve profitability, lower than anticipated eligible members under our contracts, our inability to recognize revenue, lack of outcomes and statistically significant formal research studies, difficulty enrolling new and maintaining existing members in our programs, the risk that treatment programs might not be effective, difficulty in developing, exploiting and protecting proprietary technologies, intense competition and substantial regulation in the health care industry, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, our ability to raise additional capital when needed and our liquidity. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plan," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words to be uncertain and forward-looking. For a further list and description of the risks and uncertainties we face, please refer to our most recent Securities and Exchange Commission filings which are available on its website at http://www.sec.gov. Such forward-looking statements are current only as of the date they are made, and we assume no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

Amy Talebizadeh

Catasys, Inc.

(310) 444 -4346